Sands Capital Management, LLC

Code of Ethics

(Amended September 2020)

Sands Capital Management Code of Ethics

X. OTHER DISCLAIMERS.	15
XI. RECORDS	15

CODE OF ETHICS

This Code of Ethics (this “Code”) is adopted by Sands Capital Management, LLC (collectively with its affiliates “Sands Capital” or “Firm”) pursuant to Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 204A-1 thereunder, and Section 17(j) of the Investment Company Act of 1940, as amended, and Rule 17j-1 thereunder, to: (1) set forth standards of conduct, including compliance with the federal securities laws; (2) require reporting of personal securities transactions, including transactions in mutual funds advised and sub-advised by Sands Capital; and (3) require prompt reporting of violations of this Code.

This Code is applicable to supervised persons (as defined below) of Sands Capital, and to activities within and outside of their duties at Sands Capital.

The Compliance Team will notify access persons (as defined below) of their reporting obligations under this Code. Any questions regarding this Code should be directed to the Chief Compliance Officer, a member of the Compliance Team or the General Counsel.

Both the Chief Compliance Officer and the General Counsel has the authority to grant written waivers of certain provisions of the Code in appropriate instances. However, Sands Capital expects that waivers will only be granted in rare instances and some provisions of the Code that are prescribed by Securities and Exchange Commission rules cannot be waived. These provisions include, but are not limited to, the requirements that covered person file certain reports and obtain pre-clearance of certain transactions.

I. DEFINITIONS

“Access person” means (i) any supervised person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any advisory person (as defined below). For this purpose, all supervised persons are presumed to be access persons.

“Accredited investor” in the context of a natural person, includes anyone who earned income that exceeded $200,000 (or $300,000 together with a spouse) in each of the prior two years, and reasonable expects the same for the current year, or has a net worth over $1 million, either alone or together with a spouse (excluding the value of the person’s primary residence).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Advisory person” means (i) any employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by a Reportable Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Sands Capital who obtains information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of covered securities by the Reportable Fund.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership” is interpreted in a manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. “Beneficial ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transactions in securities. Beneficial ownership is a very broad concept and some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•	Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan.

•	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

“Chief Compliance Officer” means the individual (or his or her designee) designated by Sands Capital as having the authority and responsibilities set forth in this Code; provided, however, that if that individual proposes to engage in any conduct or transaction requiring approval or other action by the Chief Compliance Officer, the approval shall be granted or other action shall be taken by such other individual as Sands Capital shall designate.

“Conflicts of Interest Board” means senior executives of Sands Capital or its affiliates that will assess and make recommendations with respect to certain conflicts of interest and related policies and procedures that are applicable to Sands Capital and/or its affiliates.

“Control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder control over the company. The facts and circumstances of a given situation may counter this presumption.

“Covered Security” or “Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act, and includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds, but does not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds.

“Direct or indirect influence or control” includes: (a) suggesting purchases or sales of investments to the trustee or third-party manager; (b) directing purchases or sales of investments; (c) consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and (d) discussions with the trustee or third-party manage concerning account holdings. Note that discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to a Supervised Person would not indicate “direct or indirect influence or control.”

Members of a person’s “Family / Household” are presumed to include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the U.S. Securities and Exchange Commission under any of those statutes, the Bank Secrecy Act as it applies to registered investment advisers and investment companies, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the Department of the Treasury.

“Fund” means an investment company registered under the Investment Company Act.

“General Counsel” means the Chief Legal Officer of Sands Capital or his or her delegate.

“Initial public offering” means an initial public offering of securities, including any securities registered under the Securities Act of 1933.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Limited offering” means any offering of securities that is not a public offering, including any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

“Non-Discretionary Account” is a trust or account over which you or members of your Family / Household do not exercise any direct or indirect influence of control. In order to meet the definition of a “Non-Discretionary Account,” a Supervised Person must complete the necessary bi-annual certifications and any other documents so required by the Compliance Team.

“Public company” means any company whose securities are listed for trading on a public market, including those companies subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means any Fund, or separate investment portfolio of such Fund, for which Sands Capital serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act. A list of Reportable Funds can be found on the intranet.

“Sands Capital Ventures” means Sands Capital Ventures, LLC, an affiliate of Sands Capital.

“SCM Holdings” means any issuer in which a Sands Capital client currently holds an equity investment.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or staff member of Sands Capital, or other person who provides investment advice on behalf of Sands Capital and is subject to the supervision and control of Sands Capital.

II. STATEMENT OF GENERAL PRINCIPLES

Sands Capital and the Supervised Persons owe fiduciary duties to Sands Capital’s clients. As fiduciaries, Sands Capital and the Supervised Persons stand in a special relationship of trust, confidence, and responsibility with Sands Capital’s clients. Accordingly, Supervised Persons must avoid activities, interests and relationships that might interfere, or appear to interfere, with acting in the best interests of clients. Supervised Persons must, at all times, observe the following general fiduciary principles:

1.	you must conduct your personal securities transactions in compliance with this Code and in a manner that avoids any abuse of your position of trust and responsibility; and

2.	you must not take inappropriate advantage of your position.

Supervised Persons must comply with applicable federal securities laws and adhere to these general principles and the specific provisions of this Code at all times. Supervised Persons are expected to comply with the spirit of the Code, as well as specific rules contained in the Code. Supervised Persons may be held personally liable for any improper or illegal act. “Ignorance of the law” is not a defense. Technical compliance with this Code will not insulate a Supervised Person from scrutiny where his or her activities violate fiduciary duties owed to Sands Capital’s clients. Conversely, a technical breach of this Code may not necessarily cause harm to Sands Capital or its clients and may require subjective analysis by the Compliance Team in order to determine impact and consequences. However, your conduct can violate the Code even if neither Sands Capital nor its clients are harmed by your conduct.

III. DUTY OF CONFIDENTIALITY

Supervised Persons may not disclose confidential information (as described below) to any person unless (i) the recipient has a clear and compelling need to know such information, and (ii) such disclosure does not violate applicable law or any contractual covenant. Confidential information includes any nonpublic information obtained in the course of their duties at Sands Capital, including:

1.	information of or regarding Sands Capital’s (or its affiliate’s) clients or prospective clients, including personal identifying information, such as name, address, Social Security Number or Tax Identification Number, and account information, such as recent or impending securities transactions by or on behalf of clients, account numbers and balances;

2.	information on Sands Capital’s personnel, including pay, benefits, position level and performance ratings; and

3.	information on the business of Sands Capital and its affiliates, including investment strategies, technologies and business activities.

IV. DISQUALIFIED PERSONS

Section 9 of the Investment Company Act prohibits persons who have committed various acts from serving in certain capacities with respect to mutual funds. Under Section 9(a), an “ineligible person” generally cannot serve as an employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter of a Fund (each a “Fund Position”). Ineligible persons include:

1.	persons with convictions within the last 10 years who are tied to securities transactions or employment in the securities field;

2.	persons with permanent or temporary injunctions from acting in certain capacities in the securities arena;

3.	persons who have an affiliate that is ineligible under clause (1) or (2) above; or

4.	persons subject to an SEC order declaring them ineligible under Section 9 of the Investment Company Act.

The Chief Compliance Officer will monitor compliance with Section 9. A Supervised Person who becomes an “ineligible person” (or who believes he or she may have hired or employed an “ineligible person”) as described above must promptly notify the Compliance Team.

V. PERSONAL TRADING

A.	Fraudulent Purchases or Sales

Supervised Persons may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any client:

1.	employ any device, scheme or artifice to defraud the client;

2.	make to the client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business which would operate as a fraud or deceit upon the client; or

4.	engage in any manipulative practice with respect to the client.

B.	Initial Public Offerings and Limited Offerings

Neither Supervised Persons nor members of his or her Family / Household may, directly or indirectly, acquire beneficial ownership of any security in an initial public offering or a limited offering without first obtaining written approval of the Chief Compliance Officer or General Counsel. Investments in securities in a Limited Offering (including investments in private companies and investment vehicles) require pre-clearance from the Chief Compliance Officer or General Counsel. In the event approval is granted, the Chief Compliance Officer or the General Counsel will document the reasons for approval. Notwithstanding the foregoing, Limited Offerings made by Sands Capital or Sands Capital Ventures have been reviewed by the Chief Compliance Officer or General Counsel and will generally be granted blanket pre-clearance for Supervised Persons who want to invest.

C.	Individual Equity Securities

Neither Supervised Persons nor members of his or her Family / Household may, directly or indirectly, acquire beneficial ownership of any individual equity securities without first obtaining written approval of the Chief Compliance Officer or General Counsel. Pre-clearance for acquisitions will only be granted, on a case-by-case basis, for equity securities in SCM Holdings. Neither Supervised Persons nor members of his or her Family / Household may dispose of any individual equity securities without first obtaining the written approval of the Chief Compliance Officer or General Counsel. Pre-clearance for dispositions will only be granted on a case-by-case basis. For the avoidance of doubt, pre-clearance will only be granted during pre-determined quarterly trading windows (which are provided to Supervised Persons from time to time) and neither Supervised Persons nor members of his or her Family / Household may transact in individual equity securities during any specified “blackout period” (as described below). In addition, neither Supervised Persons nor members of his or her Family / Household may, directly or indirectly, acquire beneficial ownership of any individual securities in non-SCM Holdings at any time. In the event approval is granted, the Chief Compliance Officer or the General Counsel will document the reasons for approval and specify the window during which the transaction will be permitted.

D.	Blackout Periods

Neither Supervised Persons nor members of his or her Family / Household may trade any security that is the subject of an “investment action” for a specified “blackout period.” An “investment action” occurs when Sands Capital acts to add (or eliminate) a security to (or from), or increase (or reduce) the weighting of a security in the portfolio of an investment strategy. Specifically, neither Supervised Persons nor members of his or her Family / Household may, directly or indirectly, purchase or sell any security involved in an investment action during the:

1.	10 calendar days before the beginning of the investment action;

2.	during the investment action; and

3.	7 calendar days after completion of the investment action (an investment action is deemed completed on the date notification of such action is sent to advisory clients).

E.	Securities Pre-Clearance

Supervised Persons and members of his or her Family / Household are required to pre-clear all securities transactions (other than opened ended mutual funds, ETFs, annuities, fixed income products, including U.S. government securities, systematic investment plans, foreign currency contracts, receipt of spousal stock options or grants, and non-discretionary accounts). Pre-clearance requests must be submitted through the Compliance Science PTCC trading platform.

With regard to the window of trading 10 days prior to the start of an investment action, the Compliance Team will analyze any breaches to determine if the Supervised Person had prior knowledge of the investment action. In this regard, the Compliance Team will seek to ascertain if the investment action had been decided upon and communicated to Supervised Persons by the Portfolio Manager Decision Teams. If prior knowledge is not established, the breach will not be deemed a violation of this Code

By requesting pre-clearance you represent that you (or the registered account holder):

1.	have no knowledge of a pending investment action involving the security;

2.	are not in possession of any material nonpublic information concerning the security to which this request relates;

3.	are not engaging in any manipulative or deceptive trading activity; and

4.	the transaction does not violate the “Short-Term Trading” prohibition.

The Compliance Team has the discretion to approve or decline any pre-clearance request. Any pre-clearance that is granted is valid for the day your personal trade request is approved plus one (1) business day after approval is granted.

F.	Prohibition on Short-Term Trading Profits

With respect to individual equity securities (as discussed in Section V.C above), Supervised Persons and members of their Family / Household are prohibited from disposing of any such individual equity securities, within 90 calendar days of purchase, regardless of whether such transaction would result in a loss.

With respect to all other covered securities, Supervised Persons and members of their Family / Household are prohibited from profiting from the purchase and sale of the same (or equivalent) covered securities, including Reportable Funds, within 30 calendar days. This prohibition does not apply to transaction resulting in a loss.

G.	Options and Short Sales

Neither Supervised Persons nor members of his or her Family / Household may trade in options or sell securities “short” (except in the limited situations where an exchange traded fund, mutual fund, or foreign currency contract that is eligible for investment by the Supervised Person or member of his or her Family / Household transacts in options or short sales).

H.	Investment Clubs

An investment club is a group of people who pool their money to make investments. Usually, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and each member may actively participate in investment decisions.

Neither Supervised Persons nor members of his or her Family / Household may form or participate in an investment club unless prior written clearance has been obtained from the Chief Compliance Officer or General Counsel. Generally, transactions by the investment club in which an access person has beneficial ownership or control are subject to the same pre-clearance and reporting requirements applicable to an individual’s trades in covered securities.

I.	Exempt Transactions

The prohibitions and restrictions of this Section V do not apply to:

1.	purchases or sales effected in any Non-Discretionary Account;

2.	purchases, sales or other acquisitions of securities that are non-volitional on the part of the Supervised Person or members of his or her Family / Household, such as sales from a margin account pursuant to bona fide margin calls, stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions;

3.	purchases that are part of an automatic investment plan;

4.	purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

5.	acquisitions of securities through gifts or bequests.

J.	Hardship Exemptions

A Supervised Person may submit to the Chief Compliance Officer or General Counsel a request for an exemption from the blackout period of the personal trading policy for an unforeseen hardship situation (e.g., the purchase of a home, a large unforeseen expense, such as a medical expense). All requests must be in writing and must state the reasons for the hardship. The Chief Compliance Officer or General Counsel will make a determination in light of all relevant facts and circumstances, including any actual or apparent conflict of interests generated by the possible exception when reviewing exceptions. These exceptions are granted rarely and only in extreme circumstances.

K.	Directorships

Supervised Persons may not serve on the board of directors of any for profit public company or private entity without first obtaining written approval of the Chief Compliance Officer or General Counsel. Supervised Persons may not serve as a member of the board of directors of any organization where Sands Capital directly serves as the investment manager of funds owned and/or directed by that organization without written approval from the Chief Compliance Officer.

L.	Sands Capital Ventures Investments

Sands Capital Ventures has offered, and from time to time is expected to offer, staff members the opportunity to invest directly or indirectly in privately held businesses. Staff members who choose to participate in such an investment may or may not receive allocations based upon availability, and accept all risks up to and including the loss of their total investment. Limited Offerings made by Sands Capital Ventures have been reviewed by the Chief Compliance Officer or General Counsel and will generally be granted blanket pre-clearance for Supervised Persons who want to invest.

Staff members who invest in Sands Capital Ventures’ investment opportunities are typically required to represent that they are qualified to invest, including that they are accredited investors. Generally, staff members will have blanket pre-clearance for any investment sponsored by Sands Capital Ventures unless the Chief Compliance Officer of either Sands Capital or Sands Capital Ventures informs a specific group or individual otherwise.

Privately-held securities acquired by staff members through Sands Capital Ventures that become eligible for trading on a public exchange will generally be locked-up for a period of time. At the Firm’s discretion, Sands Capital has the authority to restrict people from exiting some or all of their positions. The Conflicts of Interest Board will be responsible for assessing conflicts of interest, if any, that may arise when staff members have interests in a private company that is conducting its initial public offering. Purchases of additional shares of any such company on the open market will be subject to the pre-clearance criteria and restrictions that apply generally under this Code.

M.	Outside Employment

Supervised Persons are permitted to engage in outside employment or self-employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect a Supervised Person’s job performance at Sands Capital, and must not result in absenteeism, tardiness or a Supervised Person’s inability to work overtime when requested or required. Supervised Persons may not engage in outside employment that requires or involves using the Firm’s time, materials or resources.

VI. REPORTING AND CERTIFICATION REQUIREMENTS

Reports pursuant to this Section VI shall be made to and reviewed by the Compliance Team.

A.	Duplicate Brokerage Statements

Supervised persons and members of their Family / Household are required to instruct their broker-dealers, banks or other financial services firms to provide duplicate statements (no less than quarterly) for any account in which they have any direct or indirect beneficial ownership. These statements may be received electronically via the PTCC system or in traditional paper format.

B.	Initial Holdings Report

No later than 10 days after becoming a Supervised Person, such person shall report the following:

1.	the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security in which he or she has any direct or indirect beneficial ownership; or

2.	in the event that the Supervised Person or member of his or her Family / Household has no beneficial ownership in any covered securities, either a statement to that effect or the word “None” (or similar designation); and

3.	the name of any broker, dealer or bank with which the Supervised Person or member of his or her Family / Household maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.	the date the Supervised Person submits the report.

The information in an Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person became a Supervised Person.

C.	Annual Holdings Reports

On or before February 14th of each year, supervised persons must report the following:

1.	the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security in which the Supervised Person or member of his or her Family / Household has any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement); or

2.	in the event that he or she has no beneficial ownership in any covered securities, either a statement to that effect or the word “None” (or some similar designation); and

3.	the name of any broker, dealer or bank with which the Supervised Person or member of his or her Family / Household maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.	the date the Supervised Person submits the report.

The information in an Annual Holdings Report shall be current as of December 31st of the preceding year.

D.	Quarterly Transaction Reports

No later than 30 days after the end of each calendar quarter, supervised persons must report the following:

1.	With respect to any transaction during the quarter in a covered security in which the Supervised Person or member of his or her Family / Household has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement):

a.	the trade date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price of the covered security at which the transaction was effected; and

d.	the name of the broker, dealer or bank with or through which the transaction was effected; or

e.	in the event there were no such transactions during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

f.	the date the Supervised Person submits the report.

2.	With respect to any account established by the Supervised Person or member of his or her Family / Household in which any covered securities were held during the quarter for the direct or indirect benefit of the Supervised Person or member of his or her Family / Household: a. the name of the broker, dealer or bank with whom the account is established; and

b.	the date the account was established; or

c.	in the event there were no such accounts established during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

d.	the date the Supervised Person submits the report.

E.	Exceptions to Reporting Requirements

A Supervised Person need not submit:

1.	any report with respect to securities held in a Non-Discretionary Account;

2.	a transaction report with respect to transactions effected pursuant to an automatic investment plan;

3.	a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are received by the Compliance Team with respect to such person, so long as the Compliance Team receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

4.	qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, otherwise known as 529 plans if neither Sands Capital or a control affiliate of Sands Capital manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

Any report required by this Section IV may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

F.	Annual Certifications

Supervised Persons shall certify in writing at least annually that they (i) have read and understand this Code; (ii) recognize that they are subject to this Code; and (iii) will comply with the requirements of this Code, including reporting all information required to be reported by this Code.

G.	Reporting of Code Violations

Each Supervised Person is required to notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is a violation of this Code. In the event that a matter implicates the Chief Compliance Officer, notice of a violation may be provided to the General Counsel or another executive officer of Sands Capital.

Consistent with Sands Capital’s policies, no person or group within Sands Capital shall retaliate, nor shall Sands Capital or any Supervised Person tolerate any retaliation by any other person or group within the firm, directly or indirectly, against anyone who, in good faith, reports any violation of this Code or provides assistance to management or any other person or group, including any governmental, regulatory or law enforcement body, investigating any violation of this Code.

Sands Capital shall not reveal the identity of any person who reports a violation of this Code and who asks that his or her identity as the person who made such report remain confidential. Sands Capital shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who reports a violation anonymously, unless (i) such information is required to be disclosed by law or applicable legal process or by applicable securities or commodities exchange, self-regulatory organization, or other rules or regulations; or (ii) disclosure of such information, or ascertaining such identity, is supported by a clear and compelling interest of clients that is sufficient in the particular case to overcome an expectation of anonymity.

VII. GIFTS & ENTERTAINMENT

A.	General Guidance on Gifts and Entertainment

Sands Capital prohibits the acceptance, by Supervised Persons, of gifts, entertainment, or any compensation (other than salary from Sands Capital) from persons doing business, or hoping to do business with Sands Capital or any registered fund advised or sub-advised by Sands Capital. By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of Sands Capital, and our clients’ financial welfare.

General rules for Supervised Persons:

•	You may give and receive modest business gifts, and this policy is not intended to restrict normal business activity.

•	You may not give or accept any gift of more than de minimis value (currently $250 per year) from any person, entity, client or prospective client that does business with or is seeking to do business with Sands Capital or its affiliates (a “business contact”). For purposes of applying the $250 per year limitation, gifts from different business contacts at the same organization shall be aggregated.

•	Gifts of cash or cash equivalents may not be given or received regardless of value.

•	Gifts do not apply to ordinary and usual business entertainment, such as an occasional meal, sporting event, theater production or comparable entertainment event of reasonable value so long as it is neither so frequent nor so extensive as to raise any question of propriety.

These general rules apply equally to gifts made by any business contact to any members of a Supervised Person’s Family / Household.

At times it could be difficult to discern between a gift and entertainment. If you are attending an event with the giver of the tickets to the event it is typically considered entertainment. In comparison, gifts are given and used/consumed only by the Supervised Person and members of his/her Family / Household. Please refer to definitions below:

Gift

The term “gift” includes the giving or receipt of gratuities, merchandise and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like, including transportation and lodging costs.

Business Entertainment

“Business entertainment” is a normal part of a business relationship and occurs when a Sands Capital staff member is in the presence of a business contact (either when the business contact is being entertained by a Sands Capital staff member or vice versa). Some examples may include meals, snacks, drinks, or sporting events.

Please contact the Compliance Team if you are unable to determine if something is a gift or entertainment.

B.	Additional Guidance on Gifts and Entertainment

It is important to remember that some entities (e.g., clients or potential clients that are states, municipalities, or qualified retirement plans) have very stringent restrictions and/or prohibitions on the acceptance of gifts or business entertainment by the personnel. Care must be taken to ensure that Sands Capital does not inadvertently give a gift or provide business entertainment that might cause a business contact to violate any of these restrictions.

Public and Foreign Officials

Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer or General Counsel. U.S. states may adopt rules that govern the provision of gifts and business entertainment. These rules may impose increased reporting requirements.

In addition, Sands Capital prohibits any Supervised Person or agent, either personally or on behalf of others, from making, offering or promising to make, authorizing or directing any payment of anything of value (including cash or property), directly or indirectly, to a foreign government official for the purpose of inducing or influencing the foreign government official to use his or her position in order to assist in obtaining or retaining business or securing any improper business advantage. Giving gifts to and receiving gifts from foreign officials is prohibited.

For more information on gifts and entertainment in relation to foreign public officials, see Sands Capital Management’s FCPA policy and procedure, available on the intranet.

Financial Conduct Authority of the United Kingdom (FCA) Clients

Supervised Persons are prohibited from providing any gift, including a personal gift, to any client (or potential client), who is regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”). In addition, when hosting or providing non-monetary benefits to a client (or potential client), Supervised Persons must assess whether all aspects of the benefit or event are designed to enhance the quality of the service to the client, including the location and nature of the venue. Hosting events or providing benefits is prohibited if they are not conducive to business discussions or if business discussions could better take place without them. Hosting sporting and social events or otherwise subsidizing entertainment, for example, is prohibited.

While activities/benefits such as hosting a meal, providing welcome bags at a client event or validating parking are not prohibited, they may require Sands Capital to disclose whatever information the client or potential client deems necessary to enable them to comply with FCA reporting regulations.

ERISA

In accordance with guidance from the Department of Labor the annual limit on gifts and business entertainment the annual limit on gifts and business entertainment provided to an ERISA plan fiduciary representative is $250. Generally, meals provided at educational conferences, or associated with business meetings do not count towards the $250 annual limit.

Taft-Hartley

Any gifts, payments of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

• Meals

• Gifts (e.g., holiday gifts)

• Travel and lodging costs

• Bar bills

• Sporting event tickets

• Theatre tickets

• Clothing or equipment

• Raffle donations

• Retirement dinners

• Golf (including charity golf tournaments)

• Hole sponsorships for golf tournament

• Advertising at union or Taft-Hartley fund related functions

• Sponsorship of union conferences, picnics, other events

• Donations to union related charities or scholarship funds

• Conferences attended by union officials, Supervised Persons, etc.

• Receptions attended by union officials, Supervised Persons, etc.

• Donations for apprenticeship graduation dinners

C. Reporting of Gifts & Entertainment

All gifts of which you are the recipient must be reported in writing via email to the Chief Compliance Officer or General Counsel if the value is reasonably judged to exceed $250 per year. Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.

D. Exceptions

Exceptions to the gift limit may be made by the Chief Compliance Officer or General Counsel. Supervised Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts or gifts for the birth of a child).

VIII. REPORTS TO FUND CLIENTS

Sands Capital shall furnish to the board of directors/trustees of each Reportable Fund, at the direction and timing specified by such boards, but no less frequently than annually, a written report that (i) describes any issues affecting the Reportable Fund arising under this Code or related procedures since the last report, including, but not limited to, information about material violations of this Code or such procedures and the sanctions imposed in response to material violations; and (ii) certifies that Sands Capital has adopted procedures reasonably necessary to prevent its Supervised Persons from violating this Code.

IX. SANCTIONS

Supervised Persons who violate this Code will be subject to such sanctions as deemed necessary and appropriate under the circumstances and in the best interest of clients. The range of sanctions include but are not limited to a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, fines, suspension of employment without pay, termination of employment, and/or referral to regulatory or law enforcement authorities.

X. OTHER DISCLAIMERS

Notwithstanding the foregoing and anything else contained in these policies and procedures, nothing in these policies and procedures is intended to prevent, delay or otherwise restrict a staff member’s rights under applicable law to notify government authorities of suspected or actual wrongdoing by Sands Capital or its employees and representatives.

XI. RECORDS

Sands Capital shall maintain such records relating to this Code of Ethics, in the manner and as required by Rule 204-2(a)(12) under the Advisers Act and Rules 17f-1(f) and 31a-1(f) under the Investment Company Act.